Exhibit 99.1

GAIN Capital Announces Monthly Metrics for April 2013

- Positive momentum continues from first quarter -

- Higher volume across all business lines -

Bedminster, New Jersey (May 16, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP) (“the Company”), a leading global provider of online trading services, today reported operating activity for the month of April 2013.

Retail metrics

•	Retail OTC trading volume[1] of $145.8 billion, an increase of 3.6% from March 2013 and an increase of 25.9% from April 2012.

•	Average daily retail OTC trading volume was $6.6 billion, a decrease of 1.5% from March 2013 and an increase of 20% from April 2012.

•	Active retail OTC accounts[2] totaled 63,609, an increase of 1.6% from March 2013 and an increase of 2.8% from April 2012.

•	Futures Daily Average Revenue Trades[3] (DARTs) were 14,773, an increase of 10.2% from March 2013.

•	Total funded accounts[4] were 98,959, a decrease of 1.1% from March 2013 and an increase of 33.7% from April 2012.

•	Total retail customer assets[5] were $457.0 million, representing levels consistent with March 2013 and an increase of 37.5% from April 2012.

[1]	U.S. dollar equivalent of notional amounts traded
[2]	Retail OTC accounts who executed a transaction during the month of April
[3]	Average daily trades transacted by OEC customers
[4]	Retail accounts who maintained a cash balance
[5]	Amount due to clients, including customer deposits and unrealized gains or losses arising from open positions

Institutional metrics

•	Total institutional trading volume[6] was $315.8 billion, an increase of 17.2% from March 2013 and an increase of 103.0% from April 2012.

•	Average daily institutional volume was $14.4 billion, an increase of 12.5% from March 2013 and an increase of 94.6% from April 2012.

Management Comment

“We are pleased to report that our positive momentum continued in April, with sequential and year-on-year volume growth across all our business lines, as improving market conditions helped boost client engagement,” said Glenn Stevens, CEO of GAIN Capital. “In April, our retail client assets reached a record of $466.4 million and our institutional business continued to attract new customers and grow liquidity. These factors, combined with our pending acquisition of GFT, which is on track to close in the third quarter, put us in a strong position to capitalize on more favorable market conditions.”

GAIN will continue to release monthly operating metrics, with each month’s figures being released in the middle of the following month. Historical metrics and financials can be found on GAIN Capital’s investor relations website at https://ir.gaincapital.com

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of GAIN Capital Inc. GAIN Capital undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes to a diverse client base of retail and institutional investors.

GAIN’s businesses include FOREX.com, which provides retail traders around the world access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices; GTX, a fully independent FX ECN for hedge funds and institutions; OEC, an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC), a licensed U.S. broker-dealer.

[6]	U.S. dollar equivalent of notional amounts traded.

GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

For further company information, visit www.gaincapital.com

Media Contact

Chris Mittendorf, Edelman for GAIN Capital

+1 212.704.8134

pr@gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

ir@gaincapital.com